Exhibit 10

2005

Performance Based

Restricted Share Unit Plan

of

TD Banknorth Inc.

March 1, 2005

2005 PERFORMANCE BASED

RESTRICTED SHARE UNIT PLAN

OF

TD BANKNORTH INC.

Table of Contents

ARTICLE ONE – PURPOSE	1

1.1 Purpose	1

ARTICLE TWO – DEFINITIONS	1

2.1 Definitions	1

ARTICLE THREE – THE COMMITTEE	7

3.1 Powers of the Committee	7

ARTICLE FOUR – ADMINISTRATION BY ADMINISTRATOR	7

4.1 Administration and Interpretation by the Administrator	7
4.2 Administrator Reports to the Committee	8
4.3 Interpretation Conclusive	8
4.4 No Liability	8

ARTICLE FIVE – ALLOCATION OF AWARDS TO UNITS	8

5.1 Determination of Number of Initial Units	8
5.2 Initial Units Are Used to Determine Year One Units, Year Two Units And Year Three Units	9
5.3 Final Units Used to Determine the Redemption Value of the Award at the Maturity Date of the Award	9
5.4 Fraction of Units	9
5.5 Adjustment in Number of Units	9
5.6 Units are Not Shares	10

i

ARTICLE SIX – PARTICIPANTS ENTITLEMENT TO AWARDS	10

6.1 Entitlement to Award if in Service until the Maturity Date	10
6.2 Termination Without Cause or Participant Resigning for Good Reason	10
6.3 Disability of Participant	11
6.4 Death of Participant	11
6.5 Retirement of Participant	11
6.6 Share Value Not Guaranteed	12

ARTICLE SEVEN – FORFEITURE AND REDUCTION OF AWARDS	12

7.1 Resignation	12
7.2 Termination For Cause	12
7.3 Date of Termination of Service	12

ARTICLE EIGHT – CASH PAYMENT OF AWARDS	13

8.1 TD Banknorth Determines Redemption Value	13
8.2 Payment of Award	13
8.3 Participant’s Tax Obligation	13
8.4 Person Unable to Manage His or Her Affairs	13
8.5 Release	13

ARTICLE NINE – PARTICIPATION IN THE PLAN DOES NOT CREATE EMPLOYMENT RIGHTS	14

9.1 No Right to Employment or to Future Awards	14
9.2 No Damages Recoverable by Participant	14

ARTICLE TEN – MODIFY, AMEND OR TERMINATE	14

10.1 Right to Amend	14
10.2 Right to Terminate	15

ii

ARTICLE ELEVEN – MISCELLANEOUS	15

11.1 Arrangement constitutes Complete Agreement	15
11.2 Severability	15
11.3 Benefits Cannot Be Assigned	15
11.4 Participation Agreement	16
11.5 Successors and Assigns	16
11.6 No Trust or Fund Created	16
11.7 Headings	16
11.8 Governing Law	16
11.9 Effective Date	16

Annex A: Form of Participation Agreement

iii

2005

PERFORMANCE BASED

RESTRICTED SHARE UNIT PLAN

OF

TD BANKNORTH INC.

ARTICLE ONE

PURPOSE

1.1 Purpose

The purpose of the Plan is to provide an incentive and reward for key employees of TD Banknorth Inc. (“TD Banknorth”) who are party to an Employment and Retention Agreement by awarding to such employees Units which will provide future cash compensation in an amount which is related to both the future value of Shares and to the achievement by TD Banknorth of certain performance measures in accordance with the terms of the applicable Employment and Retention Agreements.

ARTICLE TWO

DEFINITIONS & INTERPRETATION

2.1 Definitions

In this Plan, unless the context otherwise requires, capitalized words will have the meanings set out below, or in the Participation Agreement, as the case may be, and the singular number will include the plural and vice versa.

“Administrator” means the Committee or such other committee of the Board or person or persons as may be designated by the Board to administer the Plan.

“Award” means a dollar amount awarded to a Participant on a deferred basis to be used to determine the number of Initial Units allocated to the Participant in accordance with Article Five.

“Award Date” means the date set out in the Participation Agreement, which shall be the Effective Date.

“Board” means the Board of Directors of TD Banknorth.

“Cause” means:

(i) the Participant’s conviction of, or plea of nolo contendere to, a felony; or

(ii) willful and intentional misconduct, willful neglect, or gross negligence in the performance of the Participant’s duties, which has caused a demonstrable and serious injury to TD Banknorth, monetary or otherwise. The Participant shall be given written notice that TD Banknorth intends to terminate the Participant’s employment for Cause. Such written notice shall specify the particular acts, or failures to act, on the basis of which the decision to terminate employment was made.

In the case of termination for Cause as described in clause (ii) above, the Participant shall be given the opportunity within thirty (30) days of the receipt of such notice to meet with the Board to defend such acts, or failures to act, prior to termination. TD Banknorth may suspend the Participant’s title and authority pending such meeting, and such suspension shall not constitute Good Reason as defined below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources and Compensation Committee of the Board.

“Date of Termination of Employment” means the last date of active employment of a Participant with TD Banknorth regardless of any statutory, contractual or common law period of notice of termination. For greater certainty, the Date of Termination of Employment of a Participant whose employment with TD Banknorth is terminated by TD Banknorth shall be deemed to be the date on which any notice of termination of employment provided by TD Banknorth is stated by TD Banknorth to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Participant is in receipt of, or eligible to receive, statutory, contractual or common law notice of termination or any compensation in lieu of such notice or severance pay.

“Deferred Compensation Plan” means a deferred compensation plan approved by the Committee.

“Disability” means in the case of any Participant that the Participant:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of TD Banknorth.

“Effective Date” means the effective date of the Merger, or March 1, 2005.

“Employment and Retention Agreement” means, with respect to a Participant, the employment agreement or retention agreement entered into by the Participant and TD Banknorth that becomes effective upon consummation of the Merger.

“EPS” means fully diluted operating earnings per share of TD Banknorth, rounded to the nearest whole cent, as determined and calculated by the Committee in its sole discretion.

“Final Units” means, in respect of the Award, the aggregate of the Year One Units, Year Two Units, and Year Three Units. Final Units will be allocated to the Participant in accordance with Article Five.

“Good Reason” means:

(i) any breach of the Employment and Retention Agreement by TD Banknorth, including without limitation (a) any reduction during the Term (as defined in the Employment and Retention Agreement) in the amount of the Participant’s Base Salary (as defined in the Employment and Retention Agreement), incentive compensation opportunities or aggregate welfare and pension benefits as in effect on the Effective Date (as defined in the Employment and Retention Agreement), or (b) failure to provide the Participant with the same fringe benefits that were provided to the Participant immediately prior to the Effective Date, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to the Effective Date, is substantially comparable in all material respects to such fringe benefits taken as a whole;

(ii) without the Participant’s express written consent, the assignment to the Participant of any duties that are materially inconsistent with the Participant’s positions, duties, responsibilities and status immediately following the Effective Date, a material change in the Participant’s reporting responsibilities, titles or offices as an employee and as in effect immediately following the Effective Date, a significant reduction in the Participant’s title, duties, responsibilities or in the level of his support services, as in effect immediately prior to the Effective Date, but without regard to the Participant’s normal and appropriate interaction with executives of TD as a result of TD Banknorth’s status as an affiliate of TD;

(iii) the relocation of the Participant’s principal place of employment, without the Participant’s written consent, to a location outside the same metropolitan area in which the Participant was employed at the time of the Effective Date, or the imposition of any requirement that the Participant spend more than ninety (90) business days per year at a location other than such principal place of employment; or

(iv) any purported termination of the Participant’s employment for Cause or Disability which is not effected pursuant to a satisfactory notice of termination.

In the event of the occurrence of any of the events described in (i), (ii), (iii), or (iv) above, the Participant may, within three (3) months after the Participant has knowledge of the occurrence of any such event, give TD Banknorth written notice that such event constitutes Good Reason, and TD Banknorth shall thereafter have thirty (30) days in which to cure. If TD Banknorth has not cured in that time, the event shall constitute Good Reason. If the Participant has not given notice of Good Reason during such three (3) month period, such event shall not constitute Good Reason.

“Including” means including without limitation or including without limiting the generality of the foregoing.

“Initial Unit” means a bookkeeping entry at TD Banknorth which sets forth the number of initial Units pursuant to an Award which are allocated to a Participant in accordance with Article Five.

“Maturity Date” means in respect of an Award the date which is three (3) years following the Award Date.

“Maturity Date Share Price” means the amount expressed in United States dollars of the closing price quoted on the New York Stock Exchange for one Share (based on board lot prices) on the Maturity Date of the Award.

“Merger” means the merger of Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD (“Berlin Mergerco”), with and into Berlin Delaware Inc., a Delaware corporation (“Berlin Delaware”) pursuant to the Amended and Restated Agreement and Plan of

Merger, dated as of August 25, 2004, among Banknorth Group, Inc., Berlin Delaware Inc., TD, and Berlin Mergerco.

“Participant” means an employee of TD Banknorth receiving an Award under this Plan.

“Participation Agreement” means the agreement required to be reviewed, completed and signed by the Participant and delivered to TD Banknorth in connection with the grant of an Award to the Participant, which shall be substantially in the form of Annex A hereto. The Participation Agreement forms part of the terms and conditions of the Plan.

“Performance Factor” means the multiple which is determined in the manner set out in the Participation Agreement related to an Award, rounded to the nearest tenth of a percent. The Committee may, in its sole discretion, change the formula to be used in calculating the Performance Factor in Year Two and Year Three of a particular Award, provided that the Performance Factor for any such Year can never be less than 80% even if the Performance Result is less than the performance equating to an 80% Performance Factor, and the Performance Factor can never be more than 120% even if the Performance Result is greater than the performance equating to a 120% Performance Factor.

“Performance Target” means the EPS target to be used in determining the Performance Factor as determined each year by the Committee, in its sole discretion, provided that such EPS target may not increase by more than 10% annually. The Performance Target for the calculation of Year One Units will be set forth in the Participation Agreement. The Committee shall determine the Performance Target and the Performance Factor for the Year Two Units and Year Three Units in January of each such year and the Administrator shall notify Participants of such determinations in writing within forty five (45) days of the beginning of Year Two and Year Three of the Award.

“Performance Result” shall mean TD Banknorth’s actual performance, as determined by the Committee, in Year One, Year Two or Year Three, as applicable, as compared against the Performance Target for such year.

“Plan” means this 2005 Performance Based Restricted Share Unit Plan of TD Banknorth as set forth herein, and the Participation Agreement, each as may be amended from time to time.

“Redemption Value” means in respect of an Award the amount determined by multiplying the number of Final Units (or Initial Units in the case where the Performance Factor will not be applied to any of the Units) for the Award by the Maturity Date Share Price in respect of the Award.

“Retirement” means a Participant’s resignation from Service at or after age 65, other than resignation for Good Reason.

“Service” means the Participant’s continuous active employment with TD Banknorth.

“Share” means a common share of TD.

“TD” means The Toronto-Dominion Bank and its successors.

“Units” means any one or all of Initial Units, the Year One Units, the Year Two Units, the Year Three Units and Final Units.

“Year One” means the year ending December 31, 2005.

“Year Two” means the year ending December 31, 2006.

“Year Three” means the year ending December 31, 2007.

“Year One Units” means one third of the Initial Units multiplied by the Performance Factor determined at the end of Year One or by a Performance Factor which is 100% if the Plan provides that the Performance Factor will not be applied. Year One Units will be allocated to a Participant in accordance with Article Five.

“Year Two Units” means one third of the Initial Units multiplied by the Performance Factor determined at the end of Year Two or by a Performance Factor which is 100% if the Plan provides that the Performance Factor will not be applied. Year Two Units will be allocated to a Participant in accordance with Article Five.

“Year Three Units” means one third of the Initial Units multiplied by the Performance Factor determined at the end of Year Three or by a Performance Factor which is 100% if the Plan provides that the Performance Factor will not be applied. Year Three Units will be allocated to a Participant in accordance with Article Five.

ARTICLE THREE

THE COMMITTEE

3.1 Powers of the Committee

In addition to any other powers of the Committee under the Plan, and subject to the terms of the Plan, the Committee shall have the power to:

(i) determine the Performance Target to be used to calculate Year One Units, Year Two Units and Year Three Units, in respect of any Award;

(ii) determine the Performance Result in any year;

(iii) determine the formula to be used in calculating the Performance Factor to be used to calculate Year One Units, Year Two Units and Year Three Units in respect of any Particular Award; and

(iv) adjust the number of Units allocated to a Participant in the circumstances described in Section 5.5.

ARTICLE FOUR

ADMINISTRATION BY ADMINISTRATOR

4.1 Administration and Interpretation by the Administrator

The Administrator shall administer the Plan in accordance with the provisions of the Plan and the decisions of the Committee. The Administrator shall have full and complete authority to interpret the provisions of the Plan and to make such other determinations as the Administrator deems necessary or desirable for the administration of the Plan. Whenever the Administrator has the power under the Plan to take any action or make any decision or determination, the Administrator shall have the ability to take such action or make such decision or determination in the Administrator’s sole, absolute and unfettered discretion, subject to the discretion of the Committee.

4.2 Administrator Reports to the Committee

The Administrator (if different than the Committee) shall report on the administration of the Plan to the Committee no less frequently than annually, and the Committee shall report on the Plan to the Board no less frequently than annually.

4.3 Interpretation Conclusive

The interpretation and construction by the Administrator of any of the provisions of the Plan and any determination by the Administrator pursuant to any provision of the Plan shall be final, conclusive and binding upon both TD Banknorth and the Participant with respect to whom a determination has been made.

4.4 No Liability

No director, officer or employee of TD or TD Banknorth, and no member of the Committee, shall be liable for (i) the exercise of any discretion by the Committee or the Administrator hereunder, (ii) any action or determination made in good faith by any of them in connection with the interpretation and administration of the Plan, (iii) any decline in the market value of the Shares or (iv) the inability of TD Banknorth to meet a Performance Target, and each shall be entitled to indemnification by TD Banknorth for any loss, damage or liability suffered or incurred by any of them in connection with any such matter in the manner provided for by TD Banknorth’s bylaws.

ARTICLE FIVE

ALLOCATION OF AWARDS TO UNITS

5.1 Determination of Number of Initial Units

A Participant’s Award shall be subdivided into Initial Units that will be allocated to the Participant. The number of Initial Units allocated to a Participant pursuant to the Award will be determined by dividing the dollar amount of the Award by the per Share closing price of a Share on the New York Stock Exchange on the Effective Date and such price will be set out in a Participant’s Participation Agreement.

5.2 Initial Units Are Used to Determine Year One Units, Year Two Units and Year Three Units

The number of Initial Units allocated to a Participant will be used to determine the number of Year One Units, Year Two Units and Year Three Units. As of the end of Year One, Year Two and Year Three, the Administrator will determine the number of Year One Units, Year Two Units and Year Three Units, respectively, as follows: the Administrator will compare the Performance Target set by the Committee for the preceding year with the Performance Result for that year to determine the Performance Factor. The number of Year One Units, Year Two Units and Year Three Units, as the case may be, to be allocated to the Participant will be equal to one third of the Initial Units multiplied by the Performance Factor for that year or by a Performance Factor which is 100% if the Plan provides that the Performance Factor shall not be applied. Once determined, the number of Year One Units, Year Two Units and Year Three Units may not be adjusted by a Performance Factor for a year other than that to which such Units relate.

5.3 Final Units Used to Determine the Redemption Value of the Award at the Maturity Date of the Award

On the Maturity Date of an Award, the Administrator will determine the number of Final Units and allocate them to the Participant. The Final Units will be used to determine the Redemption Value of the Award at the Maturity Date of the Award.

5.4 Fraction of Units

If an Award would result in an allocation of fractional Initial Units, the amount of the Award will be adjusted upward to allow for an allocation of Initial Units equal to a number of whole Initial Units. If the Award would result in an allocation of a number of Initial Units which is not divisible by three, then the amount of the Award will be adjusted upward to allow for an allocation of a number of Initial Units which is divisible by three.

5.5 Adjustment in Number of Units

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of stock or other securities of TD or TD Banknorth, issuance of warrants or other rights to purchase stock or other securities of TD or TD Banknorth, or other similar corporate transaction or event such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Units subject to outstanding Awards and the Performance Target or Performance Factor with respect to any outstanding Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award. The judgment of the Committee with respect to any such adjustments shall be conclusive and binding on each Participant.

5.6 Units are Not Shares

The allocation of a Unit to a Participant is not the grant of a Share to a Participant. The allocation of a Unit to a Participant is a bookkeeping entry and shall only be used to record the amount (if any) to be paid to a Participant in accordance with this Plan. The allocation of a Unit to a Participant shall not entitle a Participant to any rights of a holder of a Share.

ARTICLE SIX

PARTICIPANTS ENTITLEMENT TO AWARDS

6.1 Entitlement to Award if in Service until the Maturity Date

(i) If a Participant has remained in Service from the Award Date for the Award until the Maturity Date of such Award, the Participant will be entitled to receive cash equal to the Redemption Value of all of the Final Units which have been allocated to the Participant pursuant to that Award, less all taxes and other applicable statutory deductions.

(ii) The Committee may in its discretion determine whether, to what extent and under what circumstances cash payable with respect to an Award may be deferred at the election of the holder thereof. If any such deferral is to be permitted to a Participant by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner which complies with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

6.2 Termination Without Cause or Participant Resigning for Good Reason

If a Participant’s Service terminates by reason of TD Banknorth terminating the Participant’s Service without Cause, or by reason of the Participant resigning for Good Reason, the Units shall vest at such time but shall be paid out within five business days after the Maturity Date or, if later, the six month anniversary of the termination of Service, subject to the Participant’s continued compliance with the confidentiality, nonsolicitation and noncompetition provisions set forth in the Employment and Retention Agreement. The calculation of Year One Units, Year Two Units and Year Three Units and the Redemption Value of an Award shall be made in the same manner as if the Participant’s Service had not terminated prior to the Maturity Date of an Award, except that no Performance Factor shall be applied for any period to determine the Final Units under such circumstances.

6.3 Disability of Participant

If a Participant’s Service terminates by reason of the Participant’s Disability and the Date of Termination of Employment occurs prior to the Maturity Date of the Award, the Units shall vest at such time but shall be paid out within five business days after the Maturity Date, subject to the Participant’s continued compliance with the confidentiality, nonsolicitation and noncompetition provisions in the Employment and Retention Agreement. The calculation of Year One Units, Year Two Units and Year Three Units and the Redemption Value of an Award shall be made in the same manner as if the Participant’s Service had not terminated prior to the Maturity Date of an Award, except that no Performance Factor shall be applied for any period to determine the Final Units under such circumstances.

6.4 Death of Participant

If a Participant dies prior to the Maturity Date of the Award, the Units shall vest at such time but shall be paid out to the Participant’s estate or designated beneficiary or beneficiaries, as applicable, within five business days after the Maturity Date, provided the Participant had been in continual compliance with the confidentiality, nonsolicitation and noncompetition provisions set forth in the Employment and Retention Agreement. The calculation of Year One Units, Year Two Units and Year Three Units and the Redemption Value of an Award shall be made in the same manner as if the Participant’s Service had not terminated prior to the Maturity Date of an Award, except that no Performance Factor shall be applied for any period to determine the Final Units under such circumstances.

6.5 Retirement of Participant

(i) If a Participant’s Service terminates because of the Participant’s Retirement, the Units shall vest at such time but shall be paid out within five business days after the Maturity Date, subject to the Participant’s continued compliance with the confidentiality, nonsolicitation and noncompetition provisions set forth in the Employment and Retention Agreement. The calculation of Year One Units, Year Two Units and Year Three Units and the Redemption Value of an Award shall be made in the same manner as if the Participant’s Service had not terminated prior to the Maturity Date of an Award, except that no Performance Factor shall be applied for any period to determine the Final Units under such circumstances.

6.6 Share Value Not Guaranteed

None of TD, TD Banknorth, the Board, the Committee, or the Administrator makes any representation or warranty as to the expected market value of Shares on the Maturity Date of the Award or as to the ability of TD Banknorth to meet the Performance Target (and the corresponding Redemption Value of Final Units.) The Redemption Value of Final Units could be less than the dollar value of the Award pursuant to which such Initial Units were allocated.

ARTICLE SEVEN

FORFEITURE AND REDUCTION OF AWARDS

7.1 Resignation

A Participant’s entitlement to an Award (and to be paid the Redemption Value of the Units which have been allocated pursuant to such Award) will be immediately (upon the Date of Termination of Employment) and forever forfeited, cancelled and of no further effect, without compensation to the Participant or any other person, and without notice by TD Banknorth, if the Participant resigns from Service other than for Good Reason or pursuant to a Retirement prior to the Maturity Date of such Award.

7.2 Termination For Cause

A Participant’s entitlement to an Award (and to be paid the Redemption Value of Units which have been allocated pursuant to such Award) will be immediately (upon the Date of Termination of Employment) and forever forfeited, cancelled and of no further effect, without compensation to the Participant or any other person, and without notice by TD Banknorth, if the Participant’s Service is terminated by TD Banknorth for Cause prior to the Maturity Date of such Award.

7.3 Date of Termination of Service

For the purposes of the Plan, if TD Banknorth terminates a Participant’s Service, or the Participant resigns, the Participant’s Service will be deemed to have been terminated on the Date of Termination of Employment.

ARTICLE EIGHT

CASH PAYMENT OF AWARDS

8.1 TD Banknorth Determines Redemption Value

Upon the Maturity Date of the Award, TD Banknorth shall determine the Redemption Value of an Award and the amount of any withholding taxes payable by the Participant.

8.2 Payment of Awards

(i) TD Banknorth will, within five business days after the Maturity Date of an Award, pay to the Participant, the Redemption Value of the Final Units allocated to a Participant pursuant to such Award, less all taxes and any other applicable statutory deductions required by law to be withheld, which deductions shall be remitted to the appropriate taxing authorities.

(ii) All payments of Awards will be made in cash.

8.3 Participant’s Tax Obligations

Notwithstanding any other provision in this Plan, each Participant remains liable in respect of any amounts owing for income taxes, charges or similar amounts, or penalties in respect of the Award, whether or not withheld or remitted under the Plan on behalf of such Participant.

8.4 Person Unable to Manage His or Her Affairs

Where, for any reason, the Participant or any other person entitled to be paid a benefit under this Plan is unable to manage his or her own affairs and there is a person entitled by law to act on his or her behalf, TD Banknorth may pay to such person any amount that is payable under this Plan and TD Banknorth will be discharged from any further responsibility with respect thereto.

8.5 Release

Any payments made to a Participant pursuant to the Plan in connection with a termination of employment, other than due to death, shall be contingent on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached to the Employment and Retention Agreement as Exhibit C; provided, however, that if TD Banknorth refuses to execute such mutual release, the Participant’s obligation to execute and not revoke the release as a precondition to receiving payment of an Award shall terminate.

ARTICLE NINE

PARTICIPATION IN THE PLAN DOES NOT CREATE EMPLOYMENT RIGHTS

9.1 No Right to Employment or to Future Awards

Participation in the Plan does not give the Participant the right to be retained in the Service of TD Banknorth or interfere with the right of TD Banknorth to terminate the Participant’s employment at any time at will, whether by dismissal, discharge or with or without Cause. Participation in the Plan does not impose any obligation, express or implied, on TD Banknorth to grant any future Award or pay any other form of discretionary compensation to the Participant. Failure of TD Banknorth to grant a future Award shall not support a claim for constructive dismissal.

9.2 No Damages Recoverable by Participant

In the event that the Participant is terminated by TD Banknorth either with or without Cause, the Participant shall have no rights to any Awards which have been made to him or her (or to Units which have been allocated pursuant to any such Awards) other than as set forth in the Plan, and the Participant will not be entitled to recover damages nor to be paid any benefits or to recover any compensation which the Participant would otherwise have been entitled to under the Plan if the Participant had remained employed by TD Banknorth.

ARTICLE TEN

MODIFY, AMEND OR TERMINATE

10.1 Right to Amend

The Committee has the right, at any time and for any reason, without delivering a notice to each Participant, to modify or amend the Plan, in whole or in part, and in respect to one or more Participants, provided that such modification or amendment may not, without the consent of the affected Participant, adversely affect the rights of any Participant or any holder or beneficial of any Award previously granted under the Plan. In addition, in the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or any provision thereof should be amended to comply with Section 409A of the Code, the Committee may amend the Plan to make any changes required for it to comply with Section 409A of the Code.

10.2 Right to Terminate

The Administrator may terminate the Plan, in whole or in Part, at any time, at its discretion, provided that no such termination shall adversely affect the rights of any Participant or any holder or beneficiary of an Award theretofore granted without the consent of the affected Participant, holder or beneficiary.

ARTICLE ELEVEN

MISCELLANEOUS

11.1 Arrangement Constitutes Complete Agreement

This Plan and the Employment and Retention Agreement represents the entire agreement between the Participant and TD Banknorth with respect to any and all matters described in it. Neither the Participant nor TD Banknorth relies upon or regards as material any representations or any writing that has not been incorporated into the Plan or made a part of the Plan. In the event of a conflict between the Plan and the Employment and Retention Agreement with respect to the terms of an Award, the Plan shall control.

11.2 Severability

If a court determines that any provision of this Plan is invalid or unenforceable, either in whole or in part, such invalidity or unenforceability will be limited only to that provision or part of the Plan. The remaining part of that provision or part of the Plan and all other provisions or parts of the Plan will continue in full force and effect.

11.3 Benefits Cannot Be Assigned

None of the rights or benefits provided in this Plan may be surrendered, commuted, assigned, pledged or alienated by a Participant and shall not be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of an Award or any right under the Plan, or in the event of any levy or attachment, execution or similar process upon the right or interest hereby conferred, the Administrator may terminate the Award and the Units allocated to the Participant pursuant to such Award shall thereupon be cancelled and null and void.

11.4 Participation Agreement

Every Participant shall be bound by the terms and conditions of the Plan and the Participant’s execution and delivery of the Participation Agreement, in such form as the Administrator determines, shall constitute an agreement between the Participant and TD Banknorth to be so bound.

11.5 Successors and Assigns

The Plan and any Participation Agreement shall be binding upon the successors and assigns of TD Banknorth and upon each Participant and such Participant’s heirs, executors, administrators, personal representatives, permitted assignees and successors in interest.

11.6 No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between TD Banknorth and a Participant or any other person. To the extent that any person acquires a right to receive payments from TD Banknorth or any affiliate of TD Banknorth pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of TD Banknorth or any affiliate of TD Banknorth.

11.7 Headings

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

11.8 Governing Law

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Participation Agreement shall be determined in accordance with the laws of the State of Maine.

11.9 Effective Date

The Plan has been approved by the Human Resources and Compensation Committee of the Board of Directors of TD Banknorth effective March 1, 2005.

ANNEX A

TD BANKNORTH INC.

2005 PERFORMANCE BASED RESTRICTED SHARE UNIT PLAN

PARTICIPATION AGREEMENT

1. The Award. Pursuant and subject to the provisions of the Plan, TD Banknorth has made an Award to                                          (the “Participant”) as follows:

Award Date:	March 1, 2005

Amount of Award:

Number of Initial Units:

Maturity Date:	March 1, 2008

Share Price Used to Determine Number of Units:

2. Participant’s Agreement to be Bound. This Award is subject to the agreement of the Participant to be bound by the Plan (which includes this Participation Agreement).

3. Defined Terms. Defined terms in the Plan shall have the same meaning when used herein. In the event of any inconsistency between the terms of the Plan and this document, the terms of the Plan shall govern.

4. Performance Target

     (i) Performance Target for Year One. The Performance Target to be used for calculating Year One Units is EPS for fiscal 2005 that is 10% greater than the EPS reported for fiscal 2004, as set forth in Section 5(i) below. The Performance Target for calculating Year One Units shall be calculated in the manner set forth in Section 7 below.

     (ii) Performance Target for Year Two and Year Three. The Performance Target to be used for calculating Year Two Units and Year Three Units will be determined by the Committee each year, in its sole discretion, in accordance with the terms of the Plan. Once determined by the Committee, the Administrator will advise the Participant, in writing, of the Performance Target to be used in Year Two and Year Three of the Particular Award in accordance with the terms of the Plan.

5. Performance Factor. The Performance Factor is a multiple that is determined by comparing the Performance Result and the Performance Target pursuant to the formula determined by the Committee each year of the Award.

     (i) Performance Factor For Year One. The Performance Factor for Year One of the Award will be a multiple which is equal to the percentage shown opposite the applicable Percentage Growth line below for the year in which the Units are being determined. For example, if EPS for TD Banknorth for Year One was $2.44, and therefore 7% greater than EPS for the previous year, the Performance Factor shall be 91%. If the Performance Result for 2005 is EPS between $2.39 and $2.62 per share, but the EPS is not shown in the table below, the Performance Factor shall be pro-rated between the Performance Factors related to the next higher and lower EPS figures. For example, if the Performance Result for 2005 is EPS of $2.47, the Performance Factor shall be pro-rated between the Performance Factors for EPS of $2.46 and $2.48 in the table below, for a Performance Factor of 95.5%. The Performance Factor is then multiplied by one-third of the number of Initial Units to determine the Number of Year One Units.

PERFORMANCE	PERFORMANCE		ILLUSTRATIVE
TARGET:	TARGET:		NUMBER OF
PERCENTAGE	2005	PERFORMANCE	YEAR ONE
GROWTH IN EPS	EPS	FACTOR	UNITS(1)
4.0%	$2.37	85%	85
5.0%	$2.39	85%	85
6.0%	$2.42	88%	88
7.0%	$2.44	91%	91
8.0%	$2.46	94%	94
9.0%	$2.48	97%	97
Performance Target: 10.0%	$2.51	100%	100
11.0%	$2.53	103%	103
12.0%	$2.55	106%	106
13.0%	$2.58	109%	109
14.0%	$2.60	112%	112
15.0%	$2.62	115%	115
16.0%	$2.64	115%	115

(1)	Based on an assumed Award of 300 Initial Units, which is for illustrative purposes only.

     (ii) Performance Factor for Year Two and Year Three. The formula or the grid to be used to calculate the Performance Factor to be used in Year Two and Year Three of the Award will be determined by the Committee in its sole discretion in accordance with the terms of the Plan. For example, in Year Two, the Committee may determine that the Performance Target is an 8% growth in EPS, with appropriate changes in the remaining columns of the above grid. Once determined by the Committee, the Administrator will advise the Participant in writing of the formula to be used to calculate the Performance Factor to be used in Year Two and Year Three of the Award in accordance with the terms of the Plan.

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6. Limitation on Performance Factor. The Performance Factor for any given Year can never be less than 80% even if the Performance Result is less than the performance equating to an 80% Performance Factor, and the Performance Factor can never be more than 120% even if the Performance Result is greater than the performance equating to a 120% Performance Factor. A Participant’s Final Units will equal the sum of the Participant’s Year One Units, Year Two Units and Year Three Units. For example, if a Participant’s Initial Units amount to 300, and because the Performance Factors for Year One range from 85% to 115%, the Final Units cannot be less than 245 or more than 355 in such event.

7. Performance Target and Performance Result. TD Banknorth and the Participant expressly agree that, notwithstanding any term of the Participant’s Employment and Retention Agreement, the calculations of the Performance Target and Performance Result for Year One, Year Two and Year Three, in the discretion of the Committee, shall take into account adjustments for items like changes in accounting methodologies, merger and consolidation charges related to the Merger and other acquisitions, extraordinary items and cost and revenue synergies between TD Banknorth and TD as determined by the Committee, provided that the expense, if any, related to the expensing of stock options, restricted stock and other stock or stock-based awards shall not be deducted.

8. Other Amended Terms. In addition to the changes set forth in Section 7 of this Participation Agreement, TD Banknorth and the Participant expressly agree that, notwithstanding any term of the Plan or the Employment and Retention Agreement to the contrary, (i) the term “Disability” shall have the meaning set forth in the Plan, as required by recently-enacted Section 409A of the Code, and not as set forth in the Employment and Retention Agreements, (ii) the Redemption Value shall be paid within five business days following the Maturity Date rather than on the Maturity Date as set forth in the Employment and Retention Agreements, except as set forth in clause (iii) below, and (iii) following a termination of Service pursuant to Section 6.2 of the Plan, the payment of the Redemption Value shall be delayed until the later of (y) the six-

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month anniversary of the termination of Service as required by recently-enacted Section 409A of the Code or (z) within five business days after the Maturity Date. The Participant agrees to the changes set forth in this Section 8 and Section 7, and that except as expressly noted in this Section 8 and Section 7, this Participation Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms of the Plan or the Participant’s Employment and Retention Agreement.

9. Changes to the Plan. If the Plan is amended as permitted under the Plan, the amendments or additional provisions shall be deemed to be part of the Plan and this Participation Agreement and the Participant shall be bound thereby.

10. No Right to Employment or to Future Awards. Participation in the Plan does not give the Participant the right to be retained in the Service of TD Banknorth or interfere with the right of TD Banknorth to terminate the Participant’s employment at any time at will, whether by dismissal, discharge, or with Cause or without Cause. Participation in the Plan does not impose any obligation, express or implied, on TD Banknorth to grant any future Award or pay any other form of discretionary compensation to the Participant. Failure of TD Banknorth to grant an Award under this Plan, or a similar award, shall not support a claim for constructive dismissal.

11. Notices. Any notice given hereunder to TD Banknorth shall be addressed to TD Banknorth Inc., Attention: _____________________________________________ , P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of TD Banknorth.

12. Agreement to be Bound. The Participant acknowledges that he or she obtained a copy of the Plan document and that he or she reviewed and understood all of the terms and conditions of the Plan including the provisions concerning forfeiture of Awards. The Participant agrees to be bound by the terms and conditions of the Plan. The Participant agrees to complete, sign and deliver this Participation Agreement to the address shown below.

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Dated: March 1, 2005.

TD Banknorth, by its duly authorized officer, and the Participant have executed this Participation Agreement in duplicate as of the day and year first above written.

TD BANKNORTH INC.

By:

Name:
Title:

PARTICIPANT

Print Name:

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